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                                                                EXHIBIT 99.1
                                 News Release

CONTACTS: A. Ray Weeks, Jr., Chairman and Chief Executive Officer, 770-717-3202
          David P. Stockert, Senior Vice President and Chief Financial Officer,
           770-717-3204
          Susan C. Walker, Vice President, Investor Relations, 770-717-3260

WEEKS CORPORATION (WKS) ANNOUNCES 14.6% INCREASE IN PER SHARE 1997 FFO; INVESTMENT PIPELINE TOTALS $302 MILLION WITH 10.8% INITIAL YIELD

ATLANTA (February 17, 1998)-- Weeks Corporation (NYSE:WKS) today announced that for the fourth quarter ended December 31, 1997, the Company's funds from operations (FFO) were $10.8 million, compared with $6.7 million for the fourth quarter of 1996. On a per share basis, the Company's FFO increased 13.0%, to $0.61 for the fourth quarter of 1997, compared with $0.54 for the fourth quarter of 1996. The Company's payout ratio of FFO was 76.2% for the fourth quarter of 1997, compared with 80.2% for the fourth quarter of 1996. For the full year 1997, the Company's FFO was $38.5 million, compared with $23.6 million for the full year 1996. On a per share basis, the Company's FFO increased 14.6%, to $2.35 for 1997, compared with $2.05 for 1996. The Company's payout ratio of FFO was 74.5% for 1997, compared with 79.4% for 1996.

Compared with the fourth quarter of 1996, the Company's revenues increased 66.9%, to $26.4 million, and net income available to common shareholders increased 58.6%, to $5.6 million. On a per share basis, net income for the fourth quarter increased 14.3%, to $0.32. Compared with the full year 1996, the Company's revenues increased 70.8%, to $92.0 million, and net income available to common shareholders increased 58.9%, to $20.3 million. On a per share basis, net income for the year increased 11.7%, to $1.24. The Company had 17.7 million weighted average common shares outstanding in the fourth quarter of 1997, compared with 12.6 million in the fourth quarter of 1996. The Company had 16.4 million weighted average common shares outstanding for the full year 1997, compared with 11.5 million for the full year 1996. All of the per share amounts included above refer to basic earnings per share. Diluted earnings per share amounts are included in the accompanying financial highlights table.

Commenting on the year, Chairman and Chief Executive Officer A. Ray Weeks, Jr., stated, "Weeks achieved all of the major strategic goals for 1997 that we articulated at the outset of the year: We made Florida our top geographic priority and secured positions in each of the four most important markets in that state, operated the core portfolio to match or beat the prior year's results, produced attractive development returns and achieved our goal to win a greater volume of build-to-suit opportunities, maintained a disciplined approach to acquisitions, using them largely to open new markets and submarkets, attained investment-grade rated status, and maintained a strong balance sheet. As a result of all of this, we achieved another consecutive year of more than 14% per share FFO growth."

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1997 COMPANY HIGHLIGHTS

NEW MARKET EXPANSION -- MAJOR FLORIDA PRESENCE

During the year, Weeks completed several transactions to build a significant presence in Tampa and Jacksonville and to augment its market position in Orlando. The Company also entered into agreements (1998 closings) on a major acquisition and expansion into Miami/Fort Lauderdale, including a strategic alliance in that market with Codina Group, Inc., a leading South Florida commercial and industrial real estate company, and St. Joe Corporation, which, together with its affiliates, is Florida's single largest private landholder. Including those transactions, Weeks now operates in eight, rapidly growing markets across the Southeast.

HIGH-LEVEL CORE PORTFOLIO OPERATING PERFORMANCE

The Company also maintained the consistently high-level performance of its core portfolio. At year-end 1997, the average occupancy of Weeks' in-service portfolio was 96.0%, approximately the same average occupancy as at year-end
1996 (96.2%).   For the year 1997, the Company produced average same-space rent increases, computed on a per square foot cash basis for second-generation leases, of 6.0%, substantially more than the 4.2% average increases recorded in
1996.   The Company's tenant retention rate also increased in 1997, to 72%, from
67% in 1996, reflecting Weeks' focus on client service.

LARGER PIPELINE OF COMMITTED INVESTMENTS

During the year, Weeks stabilized $95.9 million of development, with an average
current occupancy of   98% and with an estimated average initial unleveraged
return of 11.0%, and closed $118.5 million of acquisitions, with an estimated average initial unleveraged return of 10.5%. In addition, in January 1998, the Company closed the $175 million acquisition of Beacon Centre in Miami, with an estimated average initial unleveraged return of 8.7%, in connection with its expansion into South Florida.

Weeks currently has a pipeline of committed developments and contracted acquisitions totaling $302 million (not including the Beacon Centre acquisition discussed above), with an estimated average initial unleveraged return of 10.8%. This amount represents a 36% increase in the size of Weeks' forward investment pipeline compared with the same time last year. A portion of this increase reflects a doubling of the Company's build-to-suit volume as a result of a greater emphasis on this business beginning in 1997.

INVESTMENT-GRADE STATUS ATTAINED, STRONG CAPITALIZATION, INCREASED DIVIDENDS

During the year, Weeks was awarded corporate senior credit ratings of BBB from Standard & Poor's, Baa2 from Moody's and BBB from Duff & Phelps, which, among other things, allowed the Company to complete an attractively priced preferred stock offering and reduce its interest costs under its line of credit by 30 basis points. In total, Weeks raised $284 million in common and preferred equity and unit transactions in 1997, resulting in a year-end debt-to-total market capitalization ratio of 25% (32% on a pro forma basis for the Beacon Centre acquisition discussed above).

Beginning with the dividend paid for the fourth quarter of 1997, the Company increased its dividend rate by 8.1% to $1.86 per share annually.

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